Meetings of Shareholders

A special meeting of the shareholders of the RS Large Cap Value VIP Series was held on November 23, 2009. At the meeting, shareholders of the RS Large Cap Value VIP Series approved an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the RS Large Cap Value VIP Series to RS Large Cap Alpha VIP Series in exchange for shares of RS Large Cap Alpha VIP Series and the assumption by RS Large Cap Alpha VIP Series of all of the liabilities of RS Large Cap Value VIP Series, and the distribution of such shares to the shareholders of RS Large Cap Value VIP Series in complete liquidation of RS Large Cap Value VIP Series.

	Votes For	Votes Against	Abstentions

	1,269,975.372	24,698.855	72,256.888

A special meeting of the shareholders of the RS Asset Allocation VIP Series, RS Equity Dividend VIP Series, RS Mid Cap Growth VIP Series, and RS Technology VIP Series (each a "Fund") was held on December 14, 2009. At the meeting, shareholders of each Fund approved a Plan of Liquidation to liquidate each Fund and distribute the liquidation proceeds to each Fund's shareholders.

	Votes For	Votes Against	Abstentions

RS Asset Allocation VIP Series

	1,452,400.719	105,596.850	216,705.622

RS Equity Dividend VIP Series

	   74,443.574	       .000	       .000

RS Mid Cap Growth VIP Series

	  338,810.674    9,029.109	  1,345.395

RS Technology VIP Series

	  433,630.930	188,375.862	       .000